Exhibit 23.4

May 12, 2006

Board of Directors

Fox Chase Bancorp, Inc.

Fox Chase Bank

4390 Davisville Road

Hatboro, PA 19040

Dear Board Members:

We hereby consent to the use of our firm’s name, FinPro, Inc. (“FinPro”) and the inclusion of, summary of and references to our Conversion Valuation Appraisal Report and the valuation of Fox Chase Bancorp, Inc. provided by FinPro in the Form MHC 1, MHC 2 and S-1 Registration Statement (“Registration Statement”), including the prospectus filed by Fox Chase Bancorp, Inc. and any amendments thereto and our opinion regarding subscription rights filed as an exhibit to the Registration Statement referenced above.

Very Truly Yours,

/s/ FinPro, Inc.

20 Church Street • P.O. Box 323 • Liberty Corner, NJ 07938-0323 • Tel: 908.604.9336 • Fax: 908.604.5951

finpro@finpronj.com • www.finpronj.com